Exhibit 10.2
LUMINEX CORPORATION
2010 LONG TERM INCENTIVE PLAN
Purpose and Administration of the Plan
The 2010 Long-Term Incentive Plan (the “LTIP”) has been established by Luminex Corporation (the “Company”) to encourage and reward superior long-term performance from specified key executive officers. Awards under the LTIP shall be treated as Performance Awards under the Luminex Corporation Amended and Restated 2006 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”). Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the LTIP or any award shall be within the sole discretion of the Compensation Committee (the “Committee”), may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations, and other decisions made by the Committee with respect to the LTIP or any award hereunder need not be uniform and may be made selectively among Participants (as defined below), whether or not such Participants are similarly situated. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.
Participation
The Committee shall have the sole and absolute discretion to determine those officers of the Company who shall be eligible to receive an award pursuant to the LTIP (each, a “Participant”).
Incentive Calculation and Payment of Awards
The Committee will make awards pursuant to the LTIP as set forth on Schedule A hereto, on such terms as the Committee may prescribe based on the performance criteria set forth on Schedule A hereto and such other factors as it may deem appropriate. The period over which the performance shall be evaluated is the period beginning January 1, 2010 and ending on December 31, 2012 (the “Performance Period”). The Committee shall determine whether and to what extent each performance goal has been met at the end of the Performance Period.
Awards pursuant to the LTIP will be paid in Restricted Share Units issued as follows: (a) upon the Effective Date (or such later date as determined by the Committee and/or required by the Company’s equity award policies), a number of Restricted Share Units shall be issued to each Participant equal to the number of Shares such Participant would earn if “Maximum Performance” in accordance with Schedule A were achieved with respect to each performance goal (calculated in the manner specified on Schedule A), and (b) following the close of the Performance Period, only the number of Restricted Share Units that equate to the actual performance, as determined by the Committee pursuant to Schedule A, shall be eligible to vest (the “Eligible Units”) and settle as Shares as further set forth in the applicable Award Agreement for such Performance Award. The Committee shall make its determination, and the resulting compensation shall be paid, under the LTIP after the close of the Performance Period by March 15 of the year following the close of the Performance Period. The form of Restricted Share Unit Award Agreement is attached hereto as Schedule B. Except as set forth in the applicable Award Agreement or as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Performance Period will result in the forfeiture of the Performance Award by the Participant, and no payments shall be made with respect thereto.

This LTIP is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.
Adjustments for Unusual or Nonrecurring Events
In addition to any adjustments enumerated in the definition of the performance goals set forth on Schedule A hereto, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, or any subsidiary or affiliate, or the financial statements of the Company or of any subsidiary or affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the LTIP. The Committee is also authorized to adjust performance targets or awards to avoid unwarranted penalties or windfalls. Notwithstanding the foregoing, the Committee shall not have the discretion to increase any Award payable to any Covered Officer in excess of that provided by the application of the terms and conditions of Schedule A attached hereto.
Miscellaneous
No Right to Employment
The grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary.
No Rights to Awards; No Trust or Fund Created
No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of awards, if any, need not be the same with respect to each Participant. The Company reserves the right to terminate the LTIP at any time in the Company’s sole discretion. Neither the LTIP nor any award hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and a Participant or any other person.
Interpretation and Governing Law
This LTIP shall be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware, without reference to principles of conflicts or choices of laws.
Recoupment Policy
The Company can terminate, rescind and/or recover any Restricted Share Units that vested pursuant to this LTIP based on (i) achievement of financial results that were subsequently the subject of a restatement, other than as a result of changes to accounting rules and regulations, or (ii) financial information or performance metrics subsequently found to be materially inaccurate, in each case regardless of individual fault. The recovery policy applies to any Restricted Share Units vested pursuant to this LTIP at a time when a Participant is an employee after the effective date of the LTIP. Subsequent changes in status (including, without limitation, change of title or responsibilities, retirement or termination of employment) do not affect the Company’s rights to recover awards under the policy. The Committee will administer this policy and exercise its discretion and business judgment in the fair application of this policy based on the facts and circumstances as it deems relevant in its sole discretion. More specifically, the Committee shall determine in its discretion any appropriate amounts to recoup, and the timing and form of recoupment; provided that any recoupment shall not exceed that number of Restricted Share Units equal to the difference between the number of Restricted Share Units that originally were deemed vested over the amount that would have vested based on the actual, restated financial statements or actual level of the applicable financial or performance metrics as determined by the Committee in its sole discretion. If Executive no longer holds the vested Restricted Share Units subject to recoupment hereunder, Executive shall pay to the Company the fair market value of the Common Stock underlying the Restricted Share Units that would have otherwise been recouped.
For avoidance of doubt, the Company may offset the amounts of any such required recoupment against any amounts otherwise owed by a Participant to the Company, including by the cancellation of unvested equity awards, in each case as determined by the Committee in its sole discretion.
If any restatement of the Company’s financial results indicates that the Company should have confirmed higher performance-based vesting than that actually made under the LTIP for a period affected by the restatement, then the Committee shall have the discretion to cause the Company to make appropriate incremental vesting to the applicable awards hereunder for effected Participants then-currently employed by the Company. The Committee will determine, in its sole discretion, the amount, form and timing of any such incremental vesting, which shall be no more than that number of Restricted Share Units equal to the difference between the amount of Restricted Share Units that originally were deemed vested and the amount of Restricted Share Units that would have been vested based on the actual, restated financial statements.
Effective Date
This LTIP shall be effective as of March 9, 2010 (the “Effective Date”).

Schedule A
2010 LTIP Performance Goal Weighting:

Participant	Share Price	OCF/S
CEO	50%	50%
CFO	50%	50%

Metric	Threshold Performance	Target Performance	Maximum Performance
Share Price[1]	$22.22	$25.25	$40.09
OCF/S2	$0.212	$0.241	$0.382
2010 LTIP Performance Targets:
1 For purposes of calculating performance, Share Price means the average of the Fair Market Value of a Company Share for the 20 trading days immediately preceding the end of the Performance Period (which 20 trading days shall include the last day of the Performance Period if the same is a trading day). In determining whether the Share Price targets have been met, the Committee shall adjust the targets to appropriately take into account any dividend or other distribution (whether in the form of cash, Shares, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of securities or warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event that affects the Shares (collectively the “Share Events”).
2 For purposes of calculating performance, OCF/S means the Company’s total operating cash flows per diluted share for the 4 fiscal quarters ended December 31, 2012. “Total operating cash flows” means the net cash provided by operating activities as reflected on the Company’s financial statements for the 12 months ended December 31, 2012 included in its Annual Report on Form 10-K for the period ended December 31, 2012. The diluted shares will be equal to the “shares used in computing net income (loss) per share, diluted” for the 12 months ended December 31, 2012 as reflected in the Company’s financial statements. In computing total operating cash flows, diluted shares and OCF/S, (i) the Committee shall appropriately take into account any Share Events and (ii) the effects of losses or expenses from the following shall be excluded: (a) litigation (or claim) judgments or settlements, (b) acquisition costs required to be expensed currently per FAS 141(R), (c) securitizing of accounts receivable, and (d) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, all as reasonably determined in good faith by the Committee. In the event of a significant acquisition or disposition by the Company during the Performance Period, total operating cash flows and OCF/S targets for various levels of performance shall be proportionately adjusted by the Committee.

2010 LTIP Participant Opportunities:
Each Participant in the LTIP is assigned a target award amount expressed in dollars (the “Target Amount”). The potential payout amounts are based on Threshold, Target and Maximum levels of payout based on the aggregate weighted achievement of the corresponding performance targets for the LTIP Participants as follows:

Participant	Target Amount	Threshold	Target	Maximum
CEO	$800,000	60%	100%	275%
CFO	$300,000	60%	100%	275%
The potential payout amounts are expressed above as a percentage of the applicable Target Amount and the number of shares eligible to be vested will be determined by dividing the specified amount of the Target Amount by the closing price of the Company’s common stock as reported by the Nasdaq Stock Market on the grant date, in each case at the applicable weighted aggregate performance level. Payouts between Threshold and Maximum for Participants shall be calculated by the Committee in its sole discretion using straight-line interpolation. The finally determined weighted aggregate share payouts shall be deemed to be the Eligible Units under the LTIP.